                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                               (AMENDMENT NO. 4)*

                    Under the Securities Exchange Act of 1934

                                  Abatix Corp.
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    002564102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:                                 [X]  Rule 13d-1(b)
                                                              [X]  Rule 13d-1(c)
                                                              [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Taylor H. Wilson, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5615

                                  SCHEDULE 13G

CUSIP No. 002564102                                            Page 2 of 9 Pages

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Avocet Capital Management, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

                                           0
     NUMBER OF             ----------------------------------------------------
       SHARES              6      SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                             48,464
        EACH               ----------------------------------------------------
     REPORTING             7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                               0
                           ----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                           48,464
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             48,464
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             2.8%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

             PN/IA

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CUSIP No. 002564102                                            Page 3 of 9 Pages

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Avocet Investment Partners, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

                                           0
     NUMBER OF             ----------------------------------------------------
       SHARES              6      SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                             48,164
        EACH               ----------------------------------------------------
     REPORTING             7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                               0
                           ----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                           48,164
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             48,164
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             2.8%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

             PN

CUSIP No. 002564102                                            Page 4 of 9 Pages

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Blackpool Enterprises, LLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

                                           0
     NUMBER OF             ----------------------------------------------------
       SHARES              6      SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                             48,464
        EACH               ----------------------------------------------------
     REPORTING             7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                               0
                           ----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                           48,464
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             48,464
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             2.8%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

             OO

CUSIP No. 002564102                                            Page 5 of 9 Pages

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Raymond S. Ingelby
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

              United Kingdom
--------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

                                           0
     NUMBER OF             ----------------------------------------------------
       SHARES              6      SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                             48,464
        EACH               ----------------------------------------------------
     REPORTING             7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                               0
                           ----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                           48,464
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             48,464
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             2.8%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

             IN

CUSIP No. 002564102                                            Page 6 of 9 Pages

Item 1(a)         Name of Issuer:

                  Abatix Corp.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  8201 Eastpoint Drive
                  Suite 500
                  Dallas, Texas 75227

Item 2(a)         Names of Persons Filing:

                  Avocet Capital Management, L.P., a Delaware limited partnership ("ACM"); Blackpool Enterprises, LLC, a Delaware limited liability company ("LLC"); Raymond S. Ingelby, a citizen of the United Kingdom ("Ingelby"); and Avocet Investment Partners, L.P., a Delaware limited partnership ("AIP") (collectively, the "Filers").

                  ACM, LLC and Ingelby disclaim beneficial ownership of the Stock except to the extent of their respective pecuniary interests therein. AIP is filing jointly with the other filers, but not as a member of a group, and expressly disclaims membership in a group. In addition, the filing of this Statement on behalf of AIP should not be construed as an admission that AIP is, and it disclaims that it is, the beneficial owner of any of the Stock covered by this Statement.

Item 2(b)         Addresses of Principal Business Offices:

                  The principal business office of the Filers is located at:

                  5508 Highway 290 West, Suite 207
                  Austin, Texas 78735

Item 2(c)         Citizenship:

                  See Item 2(a). ACM is the investment adviser and the general partner of AIP. LLC is the general partner of ACM. Ingelby is the manager of LLC.

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $0.001 per share (the "Stock").

Item 2(e)         CUSIP Number:

                  002564102

CUSIP No. 002564102                                            Page 7 of 9 Pages


Item 3            Status of Persons Filing:

                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o);
                  (b) [ ] Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c);
                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8);
                  (e) [X] An investment adviser in accordance with Section
                          240.13d-1(b)(1)(ii)(E);
                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F);
                  (g) [ ] A parent holding company or control person in
                          accordance with Section 240.13d-1(b)(1)(ii)(G);
                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                  (j) [ ] Group, in accordance with Section
                          240.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

                  See Items 5-9 and 11 of the cover page for each Filer.

Item 5            Ownership of 5% or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  The Filers include ACM, an investment adviser whose clients, including AIP, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  See Item 2(a) of this Statement.

CUSIP No. 002564102                                            Page 8 of 9 Pages


Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  The following certification is made by ACM, LLC and Ingelby:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  The following certification is made by AIP:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 002564102                                            Page 9 of 9 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 7, 2003
                      AVOCET CAPITAL MANAGEMENT, L.P.

                      By: Blackpool Enterprises, LLC, its general partner
                      By: Raymond S. Ingelby, its manager

                      By: /s/ James L. Boucherat
                          ------------------------------------------------------
                          James L. Boucherat
                          Attorney-in-Fact for Raymond S. Ingelby


                      AVOCET INVESTMENT PARTNERS, L.P.

                      By: Avocet Capital Management, L.P., its general partner
                      By: Blackpool Enterprises, LLC, its general partner
                      By: Raymond S. Ingelby, its manager

                      By: /s/ James L. Boucherat
                          ------------------------------------------------------
                          James L. Boucherat
                          Attorney-in-Fact for Raymond S. Ingelby


                      BLACKPOOL ENTERPRISES, LLC

                      By: Raymond S. Ingelby, its manager

                      By: /s/ James L. Boucherat
                          ------------------------------------------------------
                          James L. Boucherat
                          Attorney-in-Fact for Raymond S. Ingelby


                      RAYMOND S. INGELBY

                      By: /s/ James L. Boucherat
                          ------------------------------------------------------
                          James L. Boucherat
                          Attorney-in-Fact for Raymond S. Ingelby